FOR IMMEDIATE RELEASE

CONTACT:

BMC Communications/Trout Group	Enchira Biotechnology Corporation
Brad Miles x17 (for media inquiries)	Paul G. Brown, III
Jonathan Fassberg x16 (for investor inquiries)	Chief Financial Officer
(212) 477-9007	(281) 364-6140

ENCHIRA ANNOUNCES STOCK BUYBACK

The Woodlands, TX – September 6, 2001 – Enchira Biotechnology Corporation (NASDAQ: ENBC) announced today that on September 5, 2001 the Company repurchased 1,080,000 shares of common stock from several stockholders whose shares were managed by OrbiMed Advisors LLC. and its affiliates.  The stock was sold to allow OrbiMed to benefit from certain tax advantages and was acquired by Enchira at a significant discount to the current market price in a privately negotiated transaction.  The Company believes that this opportunity provided a significant benefit to its existing stockholders.

“This buyback was an excellent opportunity for the Company.  It reflects management's belief that the Company's common stock is significantly undervalued,” according to Peter Policastro, Enchira's President and CEO.  “As a result of this transaction, the number of outstanding shares of Common Stock has been reduced to approximately 9.0 million, or by 10.7%, which should equate to an equivalent increase in the value of the remaining shares.  We continue to believe that the Company's recent stock prices are being greatly affected by the uncertainty relating to the pending arbitration with Maxygen, and are not indicative of the overall value in the Company.

“On August 31, 2001, the Company and Maxygen reconvened with the arbitrator to discuss appropriate remedies to the pending arbitration,” Dr. Policastro continued.  “We believe we made significant progress in reaching a workable solution to the dispute, and hope to have this unfortunate situation behind us in the near future.”

 Enchira Biotechnology Corporation is applying its proprietary Drug Candidate Optimization Platform to create new therapeutic proteins.  The Company's focus is on the family of proteins known as kinases, which are involved in many cellular processes.  Irregularities of these proteins have been implicated in many Human diseases.  Of particular interest are certain protein tyrosine kinases that regulate tumor growth and proliferation and that have been implicated in the most malignant forms of cancer.  Enchira is collaborating with researchers at the M. D. Anderson Cancer Center and other institutions and has a number of candidate molecules in its development pipeline.

This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions, including but not limited to, the outcome of the pending arbitration with Maxygen, the ability to raise additional funds on acceptable terms, the technical uncertainty and risks associated with commercialization of the Company's technology, the market acceptance of the Company's technology, the Company's dependence on collaboration partners, competition, and the ability to enforce and defend the Company's patents and proprietary technologies. Should one or more of such risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in such forward-looking statements. For a discussion of such risks and assumptions, see "Risk Factors'' included in the Company's SEC filings.

SOURCE: Enchira Biotechnology Corporation